Exhibit 10.1

SEPARATION OF EMPLOYMENT AGREEMENT

This SEPARATION OF EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by Randall N. McCullough (“McCullough”) and Charles & Colvard, Ltd. (the “Company”).

McCullough is currently employed by the Company as its President and Chief Executive Officer pursuant to an employment agreement between McCullough and the Company dated November 5, 2009 (the “Employment Agreement”). The employment relationship between the Company and McCullough is being terminated as of the Effective Termination Date defined herein.

The Company is willing to provide McCullough the severance benefits described herein in exchange for his entering into this Agreement, and the parties desire to terminate their employment relationship on mutually agreeable terms and avoid all litigation relating to the employment relationship and its termination.

McCullough represents that he has carefully read this entire Agreement, understands its consequences, and voluntarily enters into it.

In consideration of the above and the mutual promises set forth below, McCullough and the Company agree as follows:

1.           TERMINATION/Continuing Obligations under Employment Agreement. McCullough’s employment with the Company shall terminate on March 17, 2015 (“Effective Termination Date”). As of the Effective Termination Date, McCullough shall resign as a member of the Board of Directors of the Company and cease serving as an officer of the Company.

By signing this Agreement, McCullough represents that he has been fully paid for all time worked and received all salary and all other amounts of any kind due to him from the Company with the sole exception of (a) his final paycheck for work during his final payroll period and for any accrued but unused vacation/paid time off which will be paid on the next regularly scheduled payroll date following the Effective Termination Date, (b) any previously submitted, but not yet paid, expense reimbursements or any expense reimbursements submitted within 10 days of the date of this Agreement and consistent with the terms of Company policy for such reimbursements, (c) the payments payable under this Agreement, (d) the consulting fees payable under any consulting agreement between McCullough and the Company and (e) any accrued and vested benefits payable pursuant to the Company’s employee benefit plans.

As of the Effective Termination Date, the Employment Agreement dated November 5, 2009 and renewed annually thereafter shall terminate and neither party shall have any further obligations thereunder except that McCullough specifically acknowledges and agrees that his obligations under Sections 10 (Confidentiality) and 11 (Proprietary Information) of the Employment Agreement shall continue after the termination of that Employment Agreement in accordance with their terms.

2.           SEVERANCE BENEFITS.

A.           Severance Pay. The Company will pay McCullough severance pay in an amount equal to one year of his current annual salary (less applicable taxes and withholdings), payable in substantially equal installments. The installments will be paid on the same payroll schedule that was applicable to McCullough immediately prior to his separation from service, provided that no further severance shall be paid if McCullough fails to execute or executes but later revokes this Agreement in accordance with paragraph 5 below.

B.           COBRA Premium Assistance. If McCullough timely and properly elects continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then the Company will pay the COBRA premiums for coverage for him and his eligible dependents during the 12-month period immediately following the Effective Termination Date.

Payments under this subparagraph 2B shall be made on a monthly basis, but in no event later than the last day of the calendar year following the year in which the expenses were incurred. Under no circumstances will McCullough be entitled to a cash payment or other benefit in lieu of the payment of the actual COBRA premium cost. The amount of expenses eligible for payment during any calendar year shall not be affected by the amount of expenses eligible for payment in any other calendar year.

Nothing in this Agreement shall constitute a guarantee of COBRA continuation coverage or benefits. McCullough shall be solely responsible for all obligations in electing COBRA continuation coverage and taking all steps necessary to qualify for such coverage.

C.           Equity Award Acceleration. The Company has agreed to accelerate vesting as to 3,297 options granted under the Company’s 2008 Stock Incentive Plan. Those options and all options granted during McCullough’s employment and currently held by McCullough shall be exercisable as set forth in the applicable option agreement, except that any options whose exercise price is greater than the fair market value of the Company’s stock as of March 23, 2015 shall be exercisable through March 17, 2017. McCullough understands that, as a result of such extension, any options not exercised by McCullough on or before June 15, 2015 may no longer qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The Company has also agreed that the restrictions on 34,000 shares of restricted stock granted under the Company’s 2008 Stock Incentive Plan shall lapse effective March 17, 2015.

The severance and other benefits afforded under this Agreement are in lieu of any other compensation or benefits, excluding accrued but unused vacation/paid time off (PTO) and vested retirement benefits, to which McCullough otherwise might be entitled, and payment of the severance and other benefits is conditioned upon McCullough’s compliance with the terms of this Agreement.

3.           RELEASE.

A.           In consideration of the benefits conferred by this Agreement, MCCULLOUGH (ON BEHALF OF HIMSELF AND HIS ASSIGNS, HEIRS AND OTHER REPRESENTATIVES) RELEASES THE COMPANY AND ITS RELATED PARTIES (DEFINED BELOW) (“RELEASEES”) FROM ALL CLAIMS AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, HE MAY HAVE OR CLAIM TO HAVE AGAINST THE COMPANY, ITS PREDECESSORS, SUBSIDIARIES OR AFFILIATES arising from or relating to his employment with the Company and separation therefrom, to the fullest extent permitted by law, including but not limited to claims:

(i) for discrimination, harassment or retaliation arising under federal, state or local laws prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, harassment or retaliation for protected activity;

(ii) for compensation and benefits (including but not limited to claims under the Employee Retirement Income Security Act of 1974 (“ERISA”), Fair Labor Standards Act of 1938 (“FLSA”), Family and Medical Leave Act of 1993 (“FMLA”), all as amended, and similar federal, state, and local laws and claims under any other Company policy, plan or program, including the Charles & Colvard, Ltd. 2008 Stock Incentive Plan and the incentive plans and programs thereunder;

(iii) under federal, state or local law of any nature whatsoever (including but not limited to constitutional, statutory, tort, express or implied contract or other common law); and

(iv) for attorneys’ fees.

Provided, however, the release of claims set forth in this Agreement does NOT:

(v) apply to claims for workers’ compensation benefits, vested retirement benefits or unemployment benefits filed with the applicable state agencies or where otherwise prohibited by law;

(vi) bar a challenge under the Older Workers Benefit Protection Act of 1990 (OWBPA) to the enforceability of the waiver and release of ADEA claims set forth in this Agreement; or

(vii) prohibit McCullough from filing a charge with or participating in an investigation by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions and privileges of employment or jurisdiction over the Company’s business or assisting with an investigation conducted internally by the Company; provided, however, that by signing this Agreement, McCullough waives the right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations or proceedings.

B.           McCullough will not sue the Releasees on any matters relating to his employment or separation therefrom arising before the execution of this Agreement (with the sole exception of claims and challenges set forth in subparagraph A (v) through (vi) above), or join as a party with others who may sue on any such claims, or opt-in to an action brought by others asserting such claims, and in the event that McCullough is made a member of any class asserting such claims without his knowledge or consent, McCullough shall opt out of such action at the first opportunity.

C.           The Releasees which McCullough is releasing by signing this Agreement include: the Company and its predecessors, successors, and assigns and its and/or their past, present and future owners, parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, employees, employee benefit plans (together with all plan administrators, trustees, fiduciaries and insurers) and agents.

4.           COMPANY INFORMATION AND PROPERTY. McCullough shall not at any time after his employment terminates disclose, use or aid third parties in obtaining or using any confidential or proprietary Company information nor access or attempt to access any Company computer systems, networks or any resources or data that resides thereon, except as may be required to perform consulting services under any then existing consulting agreement between himself and the Company and, only then, as authorized by the Company. Confidential or proprietary information is information relating to the Company or any aspect of its business which is not generally available to the public, the Company’s competitors, or other third parties, or ascertainable through common sense or general business or technical knowledge. Nothing in this Agreement shall relieve him from any obligations under any previously executed confidentiality, proprietary information or secrecy agreements.

All records, files or other materials maintained by or under the control, custody or possession of the Company or its agents in their capacity as such shall be and remain the Company’s property. By signing this Agreement, McCullough represents that, with the sole exception of the property identified on Exhibit A (if any), he: (i) has returned all Company property (including, but not limited to, credit cards; keys;  cellular telephone; air card; access cards; thumb drive(s), laptop(s), personal digital devices and all other computer hardware and software; records, files, documents, manuals, and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof) and turned over all Company passwords or access codes which he created, received or otherwise obtained in connection with his employment; (ii) has not deleted any emails, files or other information from any Company computer or device prior to his return of the property and has permanently deleted any Company information that may reside on his personal computer(s), other devices or accounts; (iii) has submitted all personal computers, phones and other devices which he used for Company business, and identified all personal accounts on which Company information has been placed and related passwords, to a third party vendor, as may be designated by the Company, for inspection and removal of any Company-related information; and (iv) will fully cooperate with the Company in winding up his work and transferring that work to those individuals designated.

5.           RIGHT TO REVIEW AND REVOKE. The Company delivered this Agreement to McCullough on March 17, 2015 by hand-delivery and desires that he have adequate time and opportunity to review and understand the consequences of entering into it. Accordingly, the Company advises him to consult with his attorney prior to executing it and that he has twenty-one (21) days within which to consider it. Additionally, he may not execute this Agreement prior to the Effective Termination Date. In the event that McCullough does not return an executed copy of this Agreement to H. Marvin Beasley at Charles & Colvard, Ltd., 170 Southport Drive, Morrisville, North Carolina 27560 by no later than the twenty-second (22nd) calendar day after receiving it, this Agreement and the obligations of the Company herein shall become null and void and McCullough’s employment shall terminate on the Effective Termination Date and he will receive base salary, less applicable taxes and withholdings, through the Effective Termination Date and nothing more. McCullough may revoke this Agreement during the seven (7) day period immediately following his execution of it. The Agreement will not become effective or enforceable until the revocation period has expired. To revoke the Agreement, a written notice of revocation must be delivered to H. Marvin Beasley at the above address.

6.           NONDISPARAGEMENT. McCullough represents and warrants that since receiving this Agreement, he (i) has not made, and going forward will not make, disparaging, defaming, or derogatory remarks about the Company or its products, services, business practices, directors, officers, managers, or employees to anyone; nor (ii) taken, and going forward will not take, any action that may impair the relations between the Company and its vendors, customers, employees, or agents or that may be detrimental to or interfere with, the Company or its business.

7.           COOPERATION. The parties agree that certain matters in which McCullough has been involved during his employment may necessitate his cooperation with the Company in the future. Accordingly, to the extent reasonably requested by the Company, McCullough shall cooperate with the Company in connection with such matters. The Company shall reimburse McCullough for reasonable expenses incurred in connection with such cooperation. Such reimbursement shall be made as soon as administratively feasible after substantiation of the expenses, which normally occurs within sixty (60) days of receipt, but in no event later than the last day of the calendar year following the year in which the expenses were incurred. Under no circumstances will McCullough be entitled to any payment or other benefit in lieu of such reimbursement. The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year.

8.           OTHER. Except as expressly provided in this Agreement, (a) this Agreement supersedes all other understandings and agreements, oral or written, between the parties and constitutes the sole agreement between the parties with respect to its subject matter, (b) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement, and (c) no agreement, statement or promise not contained in the Agreement shall be valid or binding on the parties. No change or modification of this Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties. McCullough’s or the Company’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

This Agreement is intended to avoid all litigation relating to McCullough’s employment with the Company and his separation therefrom; therefore, it is not to be construed as the Company’s admission of any liability to him, liability which the Company denies.

This Agreement shall apply to, be binding upon and inure to the benefit of the parties’ successors, assigns, heirs and other representatives and be governed by North Carolina law (without regard to its conflicts of laws provisions) and the applicable provisions of federal law, including but not limited to ADEA.

9.           SECTION 409A OF THE INTERNAL REVENUE CODE.

A.           Parties’ Intent. The parties intend that the provisions of this Agreement comply with, or meet an exemption from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, if McCullough becomes subject to any additional taxes, interest or penalties pursuant to Section 409A with respect to any payments or benefits under this Agreement (“Additional 409A Taxes”), then McCullough will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by McCullough of all taxes, including any Additional 409A Taxes imposed upon the Gross-Up Payment itself, McCullough retains an amount of the Gross-Up Payment equal to fifty percent (50%) of the Additional 409A Taxes imposed on him. The Gross-Up Payment must be made by the end of McCullough’s taxable year next following the taxable year in which he remits the related taxes. Any right to reimbursement incurred due to a tax audit or litigation addressing the existence or amount of a tax liability must be made by the end of McCullough’s taxable year following the taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authorities or, where no such taxes are remitted, the end of McCullough’s taxable year following the year in which the audit is completed or there is a final and non-appealable settlement or resolution of the litigation.

B.           Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

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[Signature Page to Separation of Employment Agreement]

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.

MCCULLOUGH REPRESENTS THAT HE HAS CAREFULLY READ THE ENTIRE AGREEMENT, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT.

/s/ Randall N. McCullough		3/23/15
Randall N. McCullough		Date

CHARLES & COLVARD, LTD.
By:	/s/ Neal I. Goldman	3/23/15
Name:	Neal I. Goldman	Date
Title:	Executive Chairman of the Board of Directors